EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Motorcar Parts of America, Inc. Announces Delay in
Filing of Quarterly Report; Provides Guidance with
Respect to Current Fiscal Quarter

LOS ANGELES, CA, February 17, 2005 — Motorcar Parts of America, Inc. (“MPA”) (OTC: MPAA.PK), a leading provider of remanufactured alternators and starters for the automotive aftermarket, announced today it did not file its Form 10-Q for the third fiscal quarter ending December 31, 2004 by February 14, 2005, the due date for this report.

As previously announced, in connection with the SEC’s review of MPA’s previously filed periodic reports, MPA has changed its accounting policy with respect to sales to customers and the recognition of related core revenues and costs. MPA has also corrected its accounting for stock adjustments and other returns. These changes result in a material decrease in net revenues and cost of sales but have no impact on gross margin, operating profit, net income or cash flow from operations.

MPA is restating its financial statements for the year ended March 31, 2004 and preparing its quarterly reports for the first three fiscal quarters of fiscal 2005 to give effect to these changes. MPA’s auditors are completing their audit of the restated financial statements for the year ended March 31, 2004 and their review of the quarterly information for the three most recent fiscal quarters. MPA announced that it will file an amended 10-K/A for the year ended March 31, 2004 and Form 10-Qs for the three most recent fiscal quarters as soon as the related work is complete.

Selwyn Joffe, MPA’s Chairman and CEO, stated, “We are disappointed that we are not able to release current financial information concerning our operations. Management is committed to completing the delayed reports as promptly as possible.”

Mr. Joffe added that, “We are very pleased with the progress the company has made in meeting its business objectives. The strong financial results for the quarter ended December 31, 2004 provide us with additional confidence in our ability to produce the financial results that our shareholders expect”.

About MPA
Motorcar Parts of America, Inc. (MPA), is a leading manufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA has facilities in the United States in Torrance, California, Nashville, Tennessee, and Charlotte, North Carolina, as well as overseas in Singapore and Malaysia. The company websites are located at www.motorcarparts.com and www.quality-built.com.

Disclosure Regarding Private Securities Litigation Reform Act of 1995:

This press release contains certain forward-looking statements with respect to our future performance that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in our relationship with any of our customers, including the increasing customer pressure for lower prices and more favorable payment and other terms, potential future changes in our accounting policies that may be made as the SEC’s review of our previously filed public reports proceeds, our failure to meet the financial covenants or the other obligations set forth in our bank credit agreement and the bank’s refusal to waive any such defaults, increases in interest rates, changes in the financial condition of any of our major customers, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts industry, unforeseen increases in operating costs and other factors discussed herein and in our filings with the Securities and Exchange Commission.

     For more information, contact:

Crocker Coulson Partner CCG Investor Relations (818) 789-0100 crocker.coulson@ccgir.com	Selwyn Joffe Chairman, President & CEO Motorcar Parts of America, Inc. (310) 972-4005

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